UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2015

CAVIUM, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

001-33435	77-0558625
(Commission File No.)	(IRS Employer Identification No.)

2315 N. First Street, San Jose CA 95131

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 943-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

Amendment of Merger Agreement

On March 31, 2015, Cavium, Inc. (the “Company”), Cavium Semiconductor Corporation, and Cavium Networks LLC (together, the “Purchasers”), Xpliant, Inc. (“Xpliant”), the parties identified as “Designated Stockholders” in Exhibit A to the Merger Agreement solely for Sections 1.5, 3, and 10 of the Merger Agreement and Guy Hutchison as securityholders’ agent solely for Section 10 of the Merger Agreement entered into Amendment No. 2 to Agreement and Plan of Merger and Reorganization (the “Amendment”) modifying certain terms and provisions of that certain Agreement and Plan of Merger and Reorganization, (the “Merger Agreement”) among the parties and dated July 30, 2014, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger and Reorganization (“Amendment No. 1,” and the Merger Agreement as modified by Amendment No. 1 and the Amendment, the “Amended Merger Agreement”) among the parties dated October 8, 2014. Among other things, the Amendment: changed the form of consideration to be paid pursuant to the Amended Merger Agreement by the Purchasers to the holders of outstanding Xpliant stock from cash and shares of the Company’s common stock to entirely cash; provided that a first closing would occur on or prior to March 31, 2015 with respect to 70% of the Xpliant stock outstanding and a second and final closing would occur on or prior to April 30, 2015 with respect to the then remaining 30% of the Xpliant stock outstanding; and updated certain schedules to the Amended Merger Agreement to reflect the foregoing changes.

The foregoing summary is qualified in its entirety by reference to the Amendment. A copy of the Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K. The Amendment has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company or Xpliant.

First Closing Completed

Between May 2012 and March 31, 2015, the Company and other investors provided loans to Xpliant. In October 2014, pursuant to the Merger Agreement and Amendment No. 1, the Company paid approximately $30.8 million on behalf of Xpliant to satisfy and terminate all loans not held by the Company, and Xpliant issued the Company a promissory note in return. On March 31, 2015, pursuant to the Amended Merger Agreement, the Purchasers completed the acquisition of 70% of the outstanding stock of Xpliant for approximately $2.5 million cash. Pursuant to the Amended Merger Agreement, the Purchasers will acquire the then remaining 30% of the outstanding stock of Xpliant on or prior to April 30, 2015 for approximately $1.1 million cash. As of March 31, 2015 the Company held outstanding promissory notes from Xpliant with an aggregate principal amount of $85.8 million.

The foregoing description of the acquisition contained in this Item 2.01 does not purport to be complete and is qualified in its entirely by reference to the Amended Merger Agreement. A copy of the Amendment is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The Merger Agreement was filed as Exhibit 2.1 to a Quarterly Report on Form 10-Q filed on August 1, 2014 and is incorporated by reference herein. Amendment No. 1 was filed as Exhibit 2.2 to a Quarterly Report on Form 10-Q filed on October 31, 2014 and is incorporated by reference herein. The Merger Agreement, Amendment No. 1 and the Amendment have been incorporated herein to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement, Amendment No.1 and the Amendment were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution thereof. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, Amendment No.1 nor the Amendment and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Purchasers,

Xpliant or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report on Form 8-K was required to be filed pursuant to Item 2.01.

(d) Exhibits

Exhibit No.	Description

2.1*	Amendment No. 2 to Agreement and Plan of Merger and Reorganization by and between Cavium, Inc., Cavium Semiconductor Corporation, Cavium Networks, LLC, and Xpliant, Inc., dated March 31, 2015

*	Certain schedules related to identified agreements have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2015	CAVIUM, INC.

	By:	/s/ Vincent P. Pangrazio
Vincent P. Pangrazio
Senior Vice President, General Counsel and Secretary